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                                                                     Exhibit 23

The Board of Directors Syntellect Inc:

  We consent to incorporation by reference in the registration statements (No. 33-35974, 33-48637, 33-63642, 333-02362, 333-02368, 333-44587, 333-58027, 333-
58029) on Form 10-K of our report dated February 12, 1999, relating to the consolidated balance sheets of Syntellect Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of Syntellect Inc.

                                          /s/ KPMG LLP

Atlanta, Georgia
March 29, 1999